Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statements

We have audited the accompanying statements of revenues and certain operating expenses (the “Statements”) of Port Crossing Shopping Center (the “Property”) for the years ended December 31, 2012 and 2011.

Management’s Responsibility for the Statements

Management is responsible for the preparation and fair presentation of these Statements, in accordance with accounting principles generally accepted in the United States of America, that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the years ended December 31, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying Statements were prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Wheeler Real Estate Investment Trust, Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
May 15, 2013

Port Crossing Shopping Center

Statements of Revenues and Certain Operating Expenses

For the Years Ended December 31, 2012 and 2011

	Years Ended December 31,
	2012	2011
REVENUES:
Rental Income	$724,574	$768,626
Tenant reimbursements and other income	86,371	105,975

Total Revenues	810,945	874,601

CERTAIN OPERATING EXPENSES:
Property operating	84,341	81,829
Real estate taxes	50,542	43,390
Repairs and maintenance	3,892	6,449
Other	36,063	48,916

Total Certain Operating Expenses	174,838	180,584

Excess of Revenues Over Certain Operating Expenses	$636,107	$694,017

See accompanying notes to statements of revenues and certain operating expenses.

Port Crossing Shopping Center

Notes to Statements of Revenues and Certain Operating Expenses

For the Years Ended December 31, 2012 and 2011

1. Business and Purchase and Sale Agreement

On May 10, 2013, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate Investment Trust, L.P., entered into a Purchase and Sale Agreement (the “Agreement”) to acquire Port Crossing Shopping Center (the “Property”), a 65,365 square foot grocery-anchored shopping center located in Harrisonburg, Virginia for a purchase price of approximately $9.31 million. Closing the Agreement is subject to obtaining the necessary financing and customary due diligence. The Property is 91% occupied and is anchored by a Food Lion grocery store which occupies approximately 76% of the total rentable square feet of the center through a 20-year lease expiring in August 2018 with four five-year options.

2. Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of December 31, 2012 and 2011:

Tenant	December 31, 2012	December 31, 2011
Food Lion, Inc.	64.1%	67.3%
Harrisonburg Sports Bar, Inc. dba AJ Gators	13.5%	14.2%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of December 31, 2012 and 2011.

The weighted average remaining lease terms for tenants at the property was 5.69 years as of December 31, 2012. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of December 31, 2012 were as follows:

Years Ending December 31,
2013	$771,390
2014	764,154
2015	771,019
2016	778,013
2017	759,115
Thereafter	851,432

$4,695,123

The above schedule takes into consideration all renewals and new leases executed subsequent to December 31, 2012 until the date of this report.